                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                 SCHEDULE 13G


            Information Statement Pursuant to Rule 13d-1 and 13d-2

                   Under the Securities Exchange Act of 1934
                              (Amendment No.____)



                            SCOTLAND BANCORP, INC.
                   -----------------------------------------
                               (Name of Issuer)


                          Common Stock, no par value
                     -------------------------------------
                        (Title of Class of Securities)

                                  809280 10 0
                              -------------------
                                (CUSIP Number)




* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following pages)



                               Page 1 of 6 Pages

-----------------------                                  ---------------------
  CUSIP No. 809280 10 0                 13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Employee Stock Ownership Plan and Trust of Scotland Savings Bank, Inc., SSB 56-1965797
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      North Carolina
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            147,200

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             147,200

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      147,200

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      EP: Employee Stock Ownership Plan and Trust of Scotland Savings Bank, Inc., SSB

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:
---------   --------------

            Scotland Bancorp, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
---------   -----------------------------------------------

            505 South Main Street
            Laurinburg, North Carolina 28352

Item 2(a).  Name of Person Filing:
---------   ---------------------

            Employee Stock Ownership Plan and Trust of
            Scotland Savings bank, Inc., SSB

Item 2(b).  Address of Principal Business Office:
---------   -----------------------------------

            505 South Main Street
            Laurinburg, North Carolina 28352

Item 2(c).  Citizenship or Place of Organization:
---------   ------------------------------------

            North Carolina

Item 2(d).  Title of Class of Securities:
---------   ----------------------------

            Common Stock, no par value

Item 2(e).  CUSIP Number:
---------   ------------

            809280 10 0

Item 3.     Statement is Filed Pursuant to Rule 13d-1(b):
------      --------------------------------------------

            (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 4.  Ownership:
------   ---------

         (a) Amount Benficially Owned:  147,200 shares

         (b) Percent of Class:  8%

         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote:  147,200

             (ii)  shared power to vote or to direct the vote:  0

             (iii) sole power to dispose or to direct the
                   disposition of:  147,200

             (iv)  shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class:
------   --------------------------------------------

         Not applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
------   ---------------------------------------------------------------

         Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
------   ----------------------------------------------------------------------
         Security Being Reported on By the Parent Holding Company:
         --------------------------------------------------------

         Not applicable

Item 8.  Identification and Classification of Members of the Group:
------   ---------------------------------------------------------

         Not applicable

Item 9.  Notice of Dissolution of Group:
------   ------------------------------

         Not applicable



                               Page 4 of 6 Pages

Item 10.      Certification:
-------       -------------

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1997                /s/ James W. Mason
                                       -----------------------------------------
                                       James W. Mason, not individually but
                                       solely as trustee under that certain
                                       Scotland Savings Bank, Inc., SSB Employee
                                       Stock Ownership Trust effective as of
                                       January 1, 1996 by and between the above
                                       signed and Scotland Savings Bank, Inc.,
                                       SSB


                                       /s/ James E. Milligan
                                       -----------------------------------------
                                       James E. Milligan, not individually but
                                       solely as trustee under that certain
                                       Scotland Savings Bank, Inc., SSB Employee
                                       Stock Ownership Trust effective as of
                                       January 1, 1996 by and between the above
                                       signed and Scotland Savings Bank, Inc.,
                                       SSB


                                       /s/ Sam T. Snowdon, Jr.
                                       -----------------------------------------
                                       Sam T. Snowdon, Jr., not individually but
                                       solely as trustee under that certain
                                       Scotland Savings Bank, Inc., SSB Employee
                                       Stock Ownership Trust effective as of
                                       January 1, 1996 by and between the above
                                       signed and Scotland Savings Bank, Inc.,
                                       SSB


                               Page 5 of 6 Pages

                                           /s/ James S. Mitchener, Jr.
                                           ------------------------------------
                                           James S. Mitchener, Jr., not
                                           individually but solely as trustee
                                           under that certain Scotland Savings
                                           Bank, Inc., SSB Employee Stock
                                           Ownership Trust effective as of
                                           January 1, 1996 by and between the
                                           above signed and Scotland Savings
                                           Bank, Inc., SSB


                               Page 6 of 6 Pages